Exhibit 4.5

AZZ incorporated

FORM OF

STOCK APPRECIATION RIGHT AWARD AGREEMENT

This Stock Appreciation Right Award Agreement (“Agreement”) is effective as of                     , 2006 (the “Grant Date”), between AZZ incorporated, a Texas corporation (the “Company”) and                          (the “Grantee”).

WHEREAS, the Company has adopted the AZZ incorporated 2005 Long-Term Incentive Plan (the “Plan”), pursuant to which the Company may grant Stock Appreciation Rights (“SARs”); and

WHEREAS, a SAR as provided for under this Agreement represents the right to receive payment in Common Stock in an amount equal to the excess of the Fair Market Value of a share of Common Stock at the time the SAR is exercised over the base exercise price of such SAR, which shall be no less than 100% of the Fair Market Value of such share at the time the SAR was granted; and

WHEREAS, the Company desires to grant to the Grantee SARs provided for herein to encourage Grantee’s efforts toward the continuing success of the Company.

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

Unless otherwise indicated, the capitalized terms used in this Agreement shall have the same meanings as set forth in the Plan.

1. Grant of SARs. The Company hereby grants to the Grantee SARs in respect of an aggregate of [            ] shares of Common Stock (the “Common Shares”). The price (the “Base Price”) to be used as the basis for determining the Spread (as defined below) upon exercise of each SAR is $            , the Fair Market Value of one of the Common Shares as of the Grant Date.

2. Exercise of SARs.

(a) Maximum Term of SARs. Subject to earlier expiration in accordance with the provisions of the Plan and this Agreement and notwithstanding anything herein to the contrary, the SARs will expire and will no longer be exercisable as of the close of business on the [            ] anniversary of the Grant Date; provided, however, that if such expiration date shall fall on a Saturday, Sunday, or Company observed holiday, then such termination date shall be deemed to be the first normal business day of the Company, at its principal office specified in Section 8 hereof, before such Saturday, Sunday, or holiday.

(b) Vesting of SARs. Provided that you are a director of the Company or in the employ of the Company on such date, vesting will occur when the Fair Market Value of the Common Shares reaches or exceeds the following pre-determined levels for a minimum of three-consecutive valuation/trading days as follows:

•	[One-third vests at a Fair Market Value of $ ;]

•	[One-third vests at a Fair Market Value of $ ;] and

•	[The remaining one-third vests at a Fair Market Value of $ .]

(c) Procedure for Exercise. The SARs may be exercised as provided in this Section 2(c) as to all or any of the SARs that are exercisable in accordance with Section 2(b), as long as each exercise covers at least [1,000] SARs. To exercise the SARs, you must submit a letter to the Company signed by you stating the number of SARs you are exercising at that time and certifying that you are in compliance with the terms and conditions of the Plan and the Agreement. You must also submit such other instruments or agreements duly signed by you as, in the opinion of counsel for the Company, may be necessary or advisable in order that the issuance of Common Shares complies with applicable rules and regulations under the Securities Act of 1933, as amended (the “Act”), any appropriate state securities laws, or any requirement of any national securities exchange on which such stock may be traded. The Company will then issue you the number of Common Shares determined under Section 2(d).

(d) Payment Upon Exercise. The number of Common Shares to be issued upon exercise of the SARs will be determined by calculating (i) the excess of the Fair Market Value of a Common Share on the date of exercise over the Base Price (the “Spread”); (ii) multiplied by the number of SARs exercised; (iii) less any taxes (federal, state, local or foreign taxes) or withholding liability in accordance with the Plan. The result of this calculation will then be divided by the Fair Market Value of a Common Share on the date of exercise to determine the number of Common Shares to be issued, rounded down to the nearest whole share. For purposes of this Section 2(d), if the Common Stock is traded on a national securities exchange or transactions in Common Stock are quoted on the Nasdaq National Market System, the term “Fair Market Value” will mean the average of the high and low prices of the Common Shares for the exercise date as reported by the transactions listing for the applicable exchange or system. In no event will you be entitled to acquire a fraction of one Common Share pursuant to this Agreement.

(e) Terms of Issuance. Common Shares to be issued upon the exercise of the SARs may, at the election of the Company, be either authorized and unissued shares, or shares previously issued and reacquired by the Company. The Company shall not be required to issue or deliver any certificates for Common Shares issuable upon the exercise of the SARs prior to: (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable; (ii) the completion of any registration or other qualification of such shares under any state or federal law or ruling or regulation of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable; and (iii) the determination by the Committee that you (or your permitted assign in the event of your death) have tendered to the Company any tax owed by you as a result of exercising this option when the Company has a legal liability to satisfy such tax. In addition, if Common Shares reserved for issuance upon the exercise of the SARs shall not then be registered under the Act, the Company may, upon your exercise of the SARs, require you to represent in writing that the shares being acquired are for investment and not with a view to distribution; may mark the certificate for the shares with a legend restricting transfer; and may issue stop transfer orders relating to such certificate to the Company’s transfer agent.

3. Accelerated Vesting. The SARs, to the extent not previously fully exercisable, will become immediately exercisable in full upon the first to occur of the following events during the term of the SARs:

(a) a Change in Control;

(b) a transaction for which full vesting is required under Plan Section 1.12(a);

(c) your termination as an Employee or Director due to Retirement;

(d) your termination as an Employee or Director due to Permanent Disability; and

(e) your termination as an Employee or Director due to death.

4. Early Expiration of Term.

(a) Termination Following a Change in Control. If you voluntarily or involuntarily (other than for Cause) terminate as an Employee or Director within [        ] months following a Change in Control, then subject to the maximum term under Section 2(a) the SARs may be exercised in whole or in part at any time and from time to time within eighteen (18) months after your date of termination, after which the SARs will terminate and will no longer be exercisable.

(b) Termination Due to Death, Permanent Disability, or Notice Under an Employment Agreement. If you terminate as an Employee or Director due to death, Permanent Disability, or notice under your employment agreement (as described in Section 1.16(e) of the Plan), then subject to the maximum term under Section 2(a) the SARs may be exercised in whole or in part at any time and from time to time within twelve (12) months after your date of termination, after which the SARs will terminate and will no longer be exercisable.

(c) Termination Due to Cause. If you terminate as an Employee or Director due to Cause, the SARs will terminate and will no longer be exercisable as of the date of your termination (or immediately upon the discovery of facts constituting Cause if such facts are not discovered until after your termination).

(d) Termination Due to Retirement or Other Reason. If you terminate as an Employee or Director due to Retirement or for any reason other than as provided under subsections (a) – (c) of this Section 4, the SARs that are exercisable shall be limited to the number of vested SARs under Section 2(b) at the time of your termination, and shall terminate and shall no longer be exercisable as to the remaining SARs. Subject to the maximum term under Section 2(a), such vested SARs may be exercised in whole or in part at any time and from time to time within three (3) months after your date of termination, after which the SARs will terminate and will no longer be exercisable.

5. Non-Assignability. The SARs are personal to you and are not transferable by you other than by will or the laws of descent and distribution. They are exercisable during your lifetime only by you or by your guardian or legal representative. Upon any attempt to transfer, assign, pledge, or otherwise dispose of the SARs or any right or privilege conferred by this Agreement, contrary to the provisions hereof, such SARs and such rights and privileges shall immediately become null and void.

6. Adjustments. In the event of any change in the number of Common Shares by reason of a merger, consolidation, reorganization, recapitalization, or similar transaction, or in the event of a stock dividend, stock split, or distribution to shareholders (other than normal cash dividends), the Committee will make an appropriate adjustment to the number and class of Common Shares subject to outstanding SARs, the Base Price applicable to outstanding SARs, the vesting target Fair Market Values in Section 2(b), and any other value determinations applicable to outstanding SARs. If any such transaction or event occurs, the Committee may provide in substitution for outstanding SARs a number of Common Shares as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of the SARs subject to this Agreement. No adjustment provided for in this Section 6 will require the Company to issue any fractional share.

7. Miscellaneous.

(a) The contents of this Agreement are subject in all respects to the terms and conditions of the Plan as approved by the Board of Directors and the shareholders of the Company, which are controlling. The interpretation and construction by the Committee of any provision of the Plan or this Agreement shall be final and conclusive upon you, your estate, executor, administrator, beneficiaries, personal representative and guardian and upon the Company and its successors and assigns.

(b) The grant of the SARs is discretionary and will not be considered to be an employment contract or a part of your terms and conditions of employment or of your salary or compensation. Your acceptance of this grant constitutes your consent to the transfer of data and information concerning or arising out of this grant to the Company and to non-Company entities engaged by the Company to provide services in connection with this grant for purposes of any applicable privacy, information or data protection laws and regulations.

(c) Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided that no amendment shall adversely affect your rights under this Agreement without your consent. This Agreement, together with the Plan, constitutes the entire agreement of the parties with respect to the subject matter hereof, and, except as provided in the immediately preceding sentence, the terms and conditions of this Agreement may not be modified, amended or waived, except by an instrument in writing signed you and a duly authorized executive officer at the Company.

(d) By accepting this Agreement, you consent to a deduction and setoff from any amounts owed to you hereunder of amounts you owe to the Company or any Affiliate. Such deduction and setoff is in addition to any other rights the Company may have with respect to such amounts you owe.

(e) Neither you nor your legal representative or permitted assign (in the event of your death) shall be or have any of the rights or privileges of a shareholder of the Company in respect to any of the Common Shares issuable upon the exercise of the SARs unless and until certificates representing such shares shall have been issued and delivered.

(f) Any payment or any issuance or transfer of Common Shares to you, your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such person hereunder. The Committee may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

(g) If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable laws, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

(h) This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same instrument.

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof. To the maximum extent practicable, this Agreement calls for performance and shall be performable at the offices of the Company in Fort Worth, Tarrant County, Texas and venue for any dispute arising hereunder shall lie exclusively in the state and/or federal courts of Tarrant County, Texas and the Northern District of Texas, Fort Worth Division, respectively.

(j) This Agreement, and the terms and conditions of the Plan, shall bind, and inure to the benefit of you, your estate, executor, administrator, beneficiaries, personal representative and guardian and the Company and its successors and assigns.

(k) To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and, notwithstanding Section 7(c) hereof, may be made by the Company without the consent of the Grantee).

8. Notice. All notices under this Agreement to the Company must be delivered personally or mailed to the Company at University Centre I, Suite 200, 1300 South University Drive, Fort Worth, Texas 76107, Attention: [                    ]. The Company’s address may be changed at any time by written notice of such change to you. Also, all notices under this Agreement to you will be delivered personally or mailed to you at your address as shown from time to time in the Company’s records.

9. IF THIS AGREEMENT IS NOT SIGNED AND RETURNED TO OUR OFFICES WITHIN 30 DAYS AFTER THE GRANT DATE, THIS AGREEMENT AND THE SARS PROVIDED FOR HEREIN SHALL BE NULL AND VOID.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AZZ incorporated

By
David H. Dingus
President and Chief Executive Officer

The undersigned hereby acknowledges receipt of an executed original of this Agreement and a copy of the Plan, and accepts the award of the SARs granted thereunder on the terms and conditions set forth herein and in the Plan.

GRANTEE:

[Name]